Exhibit 107
Calculation of Filing Fee Table

Form S-3
(Form Type)

Pacific Biosciences of California, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type		Security Class Title	Fee Calculation of Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	—	Common Stock, $0.001 par value per share	457(c)	10,551,721(3)	$ 1.90(4)	$20,048,269.90	$147.60 per $1,000,000	$2,959.13
	Total Offering Amounts						$20,048,269.90		$2,959.13
	Total Fees Previously Paid								$—
	Total Fee Offsets								$—
	Net Fee Due								$2,959.13

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock of the registrant.
(2)The registration fee of $2,959.13 is calculated in accordance with Rule 457(r) under the Securities Act.
(3)Represents 10,551,721 shares of Common Stock being offered for resale by SB Northstar LP in this registration statement that are issuable upon conversion of our 1.50% Convertible Senior Notes due 2028.
(4)Estimated in accordance with Rule 457(c) under the Securities Act solely for purposes of calculating the registration fee on the basis of the average of the high and low sale prices of the common stock of the registrant as reported on The Nasdaq Global Select Market on May 3, 2024.